BANCINSURANCE CORPORATION SIGNS MERGER AGREEMENT
TO BE ACQUIRED FOR $8.50 PER COMMON SHARE IN CASH

COLUMBUS, Ohio (August 11, 2010) – Bancinsurance Corporation (OTC BB: BCIS.OB) (“Bancinsurance”), a specialty property and casualty insurance holding company, announced today that on August 10, 2010 it entered into a definitive merger agreement to be acquired for $8.50 per common share in cash by a company that will be owned at the time of the merger by John S. Sokol (the Chairman of the Board, Chief Executive Officer and President of Bancinsurance), Barbara K. Sokol, James K. Sokol, Carla A. Sokol, Falcon Equity Partners, L.P., Matthew D. Walter (a member of the Board of Directors of Bancinsurance), Daniel J. Clark, Joseph E. LoConti, Edward Feighan and Charles Hamm (collectively the “Proposing Persons”) – the Bancinsurance shareholders who have previously submitted proposals to Bancinsurance’s Board of Directors to take Bancinsurance private. The Proposing Persons collectively beneficially own approximately 70% of Bancinsurance’s common shares.

Under the terms of the merger agreement, Bancinsurance’s shareholders (other than Bancinsurance and its subsidiaries, the acquiring company and the Proposing Persons) (collectively, the “Unaffiliated Shareholders”) would receive $8.50 per common share in cash, representing a 70% premium over the $5.00 per common share closing price on March 19, 2010, the last trading day before the Proposing Persons first proposed in writing to Bancinsurance’s Board of Directors a transaction to take Bancinsurance private.

Bancinsurance’s Board of Directors, acting upon the unanimous recommendation of a special committee comprised entirely of independent directors, has unanimously adopted the merger agreement and approved the merger and recommended that Bancinsurance’s shareholders vote in favor of the adoption of the merger agreement and approval of the merger.

The transaction is expected to be completed in the fourth quarter of 2010, subject to regulatory approvals and other customary closing conditions, including (i) the acquiring company obtaining debt financing on the terms set forth in the debt financing commitment letter it has received and (ii) the adoption of the merger agreement and approval of the merger by (A) the holders of a majority of Bancinsurance’s issued and outstanding common shares and (B) the holders of a majority of Bancinsurance’s issued and outstanding common shares that are held by the Unaffiliated Shareholders who cast votes for or against the Merger (whether in person or by proxy) at the special meeting of shareholders of Bancinsurance to be held for the purpose of voting on the adoption of the Merger Agreement and approval of the Merger.

About the Transaction
In connection with the proposed merger, Bancinsurance plans to file a proxy statement with the SEC relating to the solicitation of proxies from its shareholders in connection with a special meeting of shareholders of Bancinsurance to be held for the purpose of voting on the adoption of the merger agreement and approval of the merger. Before making any voting decision with respect to the proposed transaction, investors and security holders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction. The proxy statement (when available) and any other documents filed by Bancinsurance with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov or from Bancinsurance by directing a request to Bancinsurance Corporation, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, Attn: Matthew C. Nolan, Secretary; telephone (614) 220-5200.

Bancinsurance and its executive officers, directors and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Bancinsurance’s shareholders with respect to the proposed merger. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC. Information regarding Bancinsurance’s directors and executive officers is available in Bancinsurance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 1, 2010. The proxy statement (when available) and any other documents filed by Bancinsurance with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov or from Bancinsurance by directing a request to Bancinsurance Corporation, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, Attn: Matthew C. Nolan, Secretary; telephone (614) 220-5200.

About Bancinsurance Corporation
Bancinsurance, headquartered in Columbus, Ohio, is principally engaged through its property and casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender service insurance products include our ULTIMATE LOSS INSURANCE®, creditor placed insurance, guaranteed auto protection insurance and equipment physical damage insurance products. These products primarily protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by qualified entities that elect not to pay the unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Waste industry products consist of waste, contract and escrow surety bonds produced and administered by a general insurance agent whereby the Company assumes, writes on a direct basis and cedes business under various reinsurance arrangements.

Forward-Looking Information
Certain statements made in this press release are forward-looking, including statements that assume the successful completion of the merger, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecast future events. All statements contained in this press release, other than statements of historical fact, may be considered forward-looking statements. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions generally identify forward-looking statements but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those statements. These risks and uncertainties include, but are not limited to, the risk that the Bancinsurance shareholders do not adopt the merger agreement and approve the merger and the risk that the merger is not consummated for other reasons. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available at the Web site maintained by the SEC at http://www.sec.gov.

CONTACT:
Matthew C. Nolan
Vice President, Chief Financial Officer, Treasurer and Secretary
mnolan@bancins.com
614-220-5200